Exhibit 99.3

 Tronox Announces Agreement to Acquire Cristal TiO2 and Reports 4Q and FY2016 Results  February 21, 2017

 Safe Harbor Statement  Additional Information and Where to Find ItThis communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval. In connection with the Transaction Agreement, by and between Tronox Limited (the “Company”), The National Titanium Dioxide Company (“Cristal”) and Cristal Inorganic Chemicals Netherlands Coöperatief W.A. (the “Transaction”), the Company intends to file relevant materials with the U.S. Securities and Exchange Commission (“SEC”), including a proxy statement. Investors and Securityholders are urged to read the proxy statement (including all amendments and supplements thereto) and all other relevant documents regarding the proposed Transaction filed with the SEC or sent to shareholders as they become available as they will contain important information about the Transaction. You may obtain a free copy of the proxy statement (if and when it becomes available) and other relevant documents filed by the Company with the SEC at the SEC’s website at www.sec.gov. Copies of documents filed by the Company with the SEC will be available free of charge on the Company’s website at www.tronox.com or by contacting the Company’s Investor Relations at +1.203.705.3722. Certain Information Regarding ParticipantsThe Company, Cristal and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the Transaction. You can find information about the Company’s directors and executive officers in the Company’s definitive annual proxy statement filed with the SEC on April 8, 2016. Additional information regarding the interests of such potential participants will be included in the proxy statement regarding the Transaction and other relevant documents filed with the SEC.   1

 Safe Harbor Statement  Forward-Looking Statements Statements in this presentation that are not historical are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements are based upon management’s current beliefs and expectations and are subject to uncertainty and changes in circumstances and contain words such as “believe,” “intended,” “expect,” and “anticipate,” and include statements about expectations for future results.  The forward-looking statements involve risks that may affect the company’s operations, markets, products, services, prices and other risk factors discussed in the Company’s filings with the SEC, including those under the heading entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2015 and our Quarterly Report on Form 10-Q for the period ended March 31, 2016. Significant risks and uncertainties may relate to, but are not limited to, the risk that the Transaction will not close, including by failure to obtain shareholder approval, failure to obtain any necessary financing or the failure to satisfy other closing conditions under the Transaction Agreement or by the termination of the Transaction Agreement; failure to plan and manage the Transaction effectively and efficiently; the risk that a regulatory approval that may be required for the Transaction is delayed, is not obtained or is obtained subject to conditions that are not anticipated; the risk that expected synergies will not be realized or will not be realized within the expected time period; unanticipated increases in financing and other costs, including a rise in interest rates; reduced access to unrestricted cash; compliance with our bank facility covenants; the price of our shares; general market conditions; our customers potentially reducing their demand for our products; more competitive pricing from our competitors or increased supply from our competitors; operating efficiencies and other benefits expected from the Transaction. Neither the Company’s investors and securityholders nor any other person should place undue reliance on these forward-looking statements. Unless otherwise required by applicable laws, the Company undertakes no obligations to update or revise any forward-looking statements, whether as a result of new information or future developments.All reconciliations to GAAP of non-GAAP financial measures used in this presentation can be found in the tables accompanying Tronox’s press release issued February 21, 2017.   2

 Expands Global Footprint, Increases Participation in High Growth Emerging Markets   Increases Growth Rates, Faster-growing EBITDA, Free Cash Flow and Earnings   Highly Synergistic and Substantially Accretive and Deleveraging Upon Closing   Very Strong Fourth Quarter 2016 Performance, TiO2 Market Momentum Continues  Creates World’s Largest and Most Highly Integrated TiO2 Producer  Tronox Announces Definitive Agreement to Acquire Cristal TiO2  Cristal is the world’s second largest producer of titanium dioxide and operates 8 titanium dioxide plants, 6 mines and mineral separation plants, and 1 slag plant in seven countries  3

Compelling Strategic Rationale

Substantial Accretion and Rapid Deleveraging Upon Closing

- EPS accretion of more than 100% expected in year 1
- Projected pro forma EPS, EBITDA and FCF growth rates over 2018-2021 improve by ~70%, ~30% and ~60%, respectively, versus Tronox standalone
- Pre-tax run-rate synergies of more than $100 million in year 1 and more than $200 million in year 3 expected
- No new debt expected; 50% reduction in net leverage ratio projected
- Pro forma net leverage of ~4.4x at closing expected; if proceeds from asset sales not available at closing, temporary bridge financing may be put in place

Creates World's Largest and Most Highly Integrated Producer of TiO_2

- TiO_2 pigment production of 1.3MMTPY with 11 production plants in 8 countries
- Most highly integrated feedstock production of 1.5MMTPY with 6 ilmenite mines, 2 slag plants (subject to negotiations with Cristal, Tronox has the intention to acquire a 3rd) and 1 synthetic rutile plant
- 85% vertically integrated on net TiO_2 basis
- Allows full utilization of mining and feedstock assets to minimize cost per ton and maximize margins
- Higher mineral sands asset returns from reduced exposure to volatility in high-grade feedstock merchant market with 100% of high-grade feedstock consumed internally

TRONOX

4

Transaction Summary

Transaction Overview	• Cristal shareholders to receive $1.673 billion of cash plus Class A ordinary shares representing 24% ownership in pro forma Tronox • Cash portion of purchase consideration expected to be funded through proceeds from asset sales, including Alkali and selected other non-core assets if appropriate, and cash on hand
Ownership	• 76% existing Tronox shareholders and 24% Cristal shareholders • Cristal can sell a maximum of 4% of total shares for 3 years following closing and can not acquire more than 24% of total shares for 3 years following closing
Governance & Leadership	• Size of Tronox board of directors remains unchanged with 9 members – Cristal's owners will receive 2 board seats – Exxaro Mineral Sands will remain on the board with its 3 seats • Tom Casey to remain Chairman and CEO
Key Closing Conditions	• Approval of Tronox Class A and B shareholders, voting as a single class, plus regulatory approvals and customary closing conditions • Closing is expected before first quarter 2018

TRONOX
5

Cristal Overview

- World's 2nd largest TiO_2 pigment producer
  - 858 kMT of nameplate production capacity
  - 84% chloride
- 2011-2016 average EBITDA of $385 million
- High-quality, well-invested assets, with highly automated manufacturing processes
- Highly integrated into mining, chlorine, air separation, energy facilities and a 500kMT slag production complex under commissioning
- Significant co-product and downstream business
  - Largest producer of merchant high quality $TiCl_4$
  - Global leader in specialty, catalyst grade TiO_2
- Mining and mineral separation facilities in Australia with 258MMT of reserves

Cristal Revenue by Geography



Middle East & Africa 19%
Asia Pacific 26%
Europe 22%
Latin America 16%
North America 17%

2016 Sales: $1.7 billion

Key Facts	
Facilities	8 TiO_2 facilities, 6 mines / MSPs(1) and 1 slagger(2)
Countries	Plants in 7 countries
TiO_2 Nameplate Capacity	858 kMT
Feedstock and Co-Products Nameplate Capacity	500kMT ilmenite, 70ktpa rutile, 100ktpa zircon, 500kMT slag(2)
Employees	~4,100

TRONOX

(1) Mineral Separation Plants
(2) Currently in commissioning phase

6

 Creates World’s Largest TiO2 Producer   Nameplate Production Capacity (kMT)    Huntsman  Chemours    14%    15%    10%    9%  Kronos    7%  Lomon Billions    7%    5%  % Global Capacity  New  1,323  Source: IHS and company filings.  7

World's Most Highly Integrated TiO_2 and Mineral Sands Producer

New Tronox Mineral Sands Production



Rio Tinto
18%
New Tronox
15%
Iluka
9%
Kenmare
7%
TiZir
5%
Base Resources
4%
Titania
3%
Others
39%

Feedstock Balance Shifts (2018E)



(kMT, TiO2 units)
220
Long
530
750
180
Short
1,340
1,160
Demand
Supply
Tronox
Demand
Supply
New Tronox

- World's second largest mineral sands producer, 85% vertically integrated on net TiO_2 basis
- Full utilization of mining and feedstock assets to maximize margins by minimizing cost per ton
- Higher mineral sands asset returns resulting from reduced exposure to volatility in high-grade feedstock merchant market as 100% of high-grade feedstock consumed internally

Source: Tronox estimates.

TRONOX
8

Expanded Global Footprint


Stallingborough
UK
Capacity: 165 kMT
Botlek
the Netherlands
Capacity: 90 kMT
Thann
France
Capacity: 32 kMT
Fuzhou
China
Capacity: 46 kMT
Ashtabula 1 & 2
USA
Capacity: 245 kMT
Stamford
USA
Corporate Offices
Hamilton
USA
Capacity: 225 kMT
Paraiba
Brazil
Salvador, Bahia
Brazil
Capacity: 60 kMT
Namakwa Sands
South Africa
KZN Sands
South Africa
Yanbu
KSA
Capacity: 200 kMT
Jazan(1)
KSA
Snapper
Australia
Ginkgo
Australia
Bunbury
Australia
Capacity: 110 kMT
Wonnerup
Australia
Cooljarloo
Australia
Chandala
Australia
Kwinana
Australia
Capacity: 150 kMT
Tronox
Tronox Corporate
Pigment
Mineral Sands
Cristal
Pigment
Mineral Sands

TRONOX

(1) Subject to negotiations with Cristal, Tronox has the intention to acquire Cristal Jazan slagger.

9

 Balanced Geographical Sales Mix    Tronox  Increased participation in higher growth emerging markets  Cristal  New Tronox    10

 Significant Shareholder Value Creation Potential  ($ millions)    Average EBITDA Bridge(1)  1    (1)  Average EBITDA 2011 – 2016(1)  $428  Tronox TiO2  $385  Cristal  $200  Year 3Synergies  $1,013  New Tronox  (1) Does not reflect any future price recovery.  11

  Highly Synergistic Combination  Pre-tax run-rate synergies of more than $100 million by year 1 and more than $200 million by year 3 expected  Components of Synergies ($ millions)  Full utilization of mineral sands assets Optimizing value in use of our feedstockSharing of best practices across complementary technologies, production facilities and production geographiesSignificant supplier overlapEnhanced global footprint reduces average distance to customers Consolidation of third party spend, overlapping functions, elimination of redundant corporate costs  One-time Costs to Achieve ($ millions)  Sources of Synergies   ($ millions)  ($ millions)  12

 Summary    World’s Largest and Most Highly Integrated TiO2 Producer    Highly Strategic and Synergistic Combination    Substantially Accretive and Deleveraging Upon Closing    Higher Growth Rates, Faster-growing EBITDA, Free Cash Flow and Earnings    Expanded Global Footprint, Increased Participation in Emerging Markets   13

 Fourth Quarter 2016 Summary     4Q16 ($ millions)  Consolidated  TiO2  Alkali  Corporate    Revenue  548  352  196  --    Adjusted EBITDA (Non-GAAP)  105  80  46  (21)    Cash Provided by (Used in) Operating Activities  88  98  33  (43)    Capital Expenditures  (32)  (26)  (5)  (1)    Free Cash Flow (1) (Non-GAAP)  56  72  28  (44)     TiO2 ($ millions)  4Q16  3Q16  4Q15    Revenue  352  339  336    Income(Loss) from Operations  18  18  (65)    Adjusted EBITDA (Non-GAAP)  80  75  36     TiO2 ($ millions)  4Q16    Cash Provided by Operating Activities  98    Capital Expenditures  (26)    Free Cash Flow (1) (Non-GAAP)  72     Alkali ($ millions)  4Q16  3Q16  4Q15    Revenue  196  194  199    Income from Operations  30  23  23    Adjusted EBITDA (Non-GAAP)  46  40  38     Alkali ($ millions)  4Q16    Cash Provided by Operating Activities  33    Capital Expenditures  (5)    Free Cash Flow (1) (Non-GAAP)  28  (1) Free cash flow equals cash flow provided by (used in) operating activities less capital expenditures.  14

 Fiscal Year 2016 Summary    FY 2016 ($ millions)  Consolidated  TiO2  Alkali  Corporate    Revenue  2,093  1,309  784  --    Adjusted EBITDA (Non-GAAP)  314  236  149  (71)    Cash Provided by (Used in) Operating Activities  211  343  144  (276)    Capital Expenditures  (119)  (84)  (33)  (2)    Free Cash Flow (1) (Non-GAAP)  92  259  111  (278)  (1) Free cash flow equals cash flow provided by (used in) operating activities less capital expenditures.  15

 Q&A Session  www.tronox.com

 Appendix - Fourth Quarter 2016 Results  www.tronox.com

Fourth Quarter 2016 Summary

4Q16 ($ millions)	Consolidated	TiO_2	Alkali	Corporate
Revenue	548	352	196	--
Adjusted EBITDA (Non-GAAP)	105	80	46	(21)
Cash Provided by (Used in) Operating Activities	88	98	33	(43)
Capital Expenditures	(32)	(26)	(5)	(1)
Free Cash Flow [(1)] (Non-GAAP)	56	72	28	(44)

- Strong adjusted EBITDA and free cash flow performance: TiO_2 and Alkali combined to deliver $126 million adjusted EBITDA and $100 million free cash flow
- TiO_2 4Q pigment sales volumes highest on record, higher pigment selling prices; increased feedstock and co-products sales volumes and continued strong operating cost performance; pigment selling prices increased 1% sequentially and 7% above PYQ
- TiO_2 momentum expected to continue in 2017 based on our view that pigment inventories, in aggregate, are at below normal levels at both customer and producer locations globally, resulting in a continued tight supply-demand balance
- Alkali performance similarly driven by higher production volumes, lower operating costs and increased production efficiencies
- Cash of $248 million and liquidity of $533 million on December 31, 2016
- Board declared a quarterly dividend of $0.045 per share payable on March 17, 2017 to shareholders of record of company's Class A and Class B ordinary shares at the close of business on March 6, 2017

TRONOX

(1) Free cash flow equals cash flow provided by (used in) operating activities less capital expenditures.

18

TiO_2 Fourth 2016 Performance

TiO_2 ($ millions)	4Q16	3Q16	4Q15
Revenue	352	339	336
Income(Loss) from Operations	18	18	(65)
Adjusted EBITDA (Non-GAAP)	80	75	36

TiO_2 ($ millions)	4Q16
Cash Provided by Operating Activities	98
Capital Expenditures	(26)
Free Cash Flow [(1)] (Non-GAAP)	72

Compared to 4Q15

- Revenue up 5% led by highest fourth quarter pigment sales volumes on record and higher selling prices
- Pigment sales up 11% as sales volume up 4% and selling prices up 7% (8% local currency basis); sales volumes and selling prices increased in all regions
- Titanium feedstock and co-products sales level; CP titanium slag sales volumes up 50% and selling prices down 1%; zircon sales volumes up 17 % and selling prices down 11%; natural rutile sales volumes down 29% and selling prices up 6%; pig iron sales volumes down 24% and selling prices up 3%
- Adjusted EBITDA up 122% driven by higher pigment sales volumes and selling prices, significant cost reductions resulting from our Operational Excellence program and the benefit of higher pigment production efficiency and plant utilization

Compared to 3Q16

- Revenue up 4% driven by higher pigment selling prices and higher sales volumes for CP titanium slag, zircon and pig iron
- Pigment sales were 7% lower on 6% lower sales volumes and 1% higher selling prices (2% local currency basis)
- Titanium feedstock and co-products sales up 44% led by higher sales volumes for CP titanium slag, zircon and pig iron; significant CP titanium slag sales; zircon sales up 26% and selling prices level; natural rutile sales volumes down 3% and selling prices up 5%; pig iron sales volumes up 57% and selling prices down 6%
- Adjusted EBITDA up 7% on higher feedstock and co-products sales volumes coupled with higher pigment selling prices

TRONOX

(1) Free cash flow equals cash flow provided by (used in) operating activities less capital expenditures.

19

Alkali Fourth Quarter 2016 Performance

Alkali ($ millions)	4Q16	3Q16	4Q15
Revenue	196	194	199
Income from Operations	30	23	23
Adjusted EBITDA (Non-GAAP)	46	40	38

Alkali ($ millions)	4Q16
Cash Provided by Operating Activities	33
Capital Expenditures	(5)
Free Cash Flow (1) (Non-GAAP)	28

Compared to 4Q15

- Revenue down 2% as sales volumes level and selling prices down 2%
- Domestic sales volumes down 2% due to timing of sales while selling prices level
- Export sales volumes up 3% driven by strong demand in Asia and Latin America; selling prices down 3% primarily in Asia
- Chinese soda ash producers' input costs rise in 4Q resulting in significant domestic price increases; Chinese export price increases typically lag price increases in its domestic market
- Adjusted EBITDA up 21% driven by higher production volumes, lower operating costs and higher plant efficiencies

Compared to 3Q16

- Revenue up 1% on 3% sales volumes increase driven by higher production volumes; selling prices down 2%
- Domestic sales volumes down 1% due to timing of sales and selling prices down 2% due to customer mix
- Export sales volumes up 7% driven by strong demand in Asia; selling prices down 1%
- Adjusted EBITDA up 15% driven primarily by higher production volumes and lower operating costs

TRONOX

(1) Free cash flow equals cash flow provided by (used in) operating activities less capital expenditures.

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Fourth Quarter 2016 Financial Position   Tronox ($ millions)  4Q16  3Q16  4Q15    Corporate          Income(Loss) from Operations  (16)  (16)  4    Adjusted EBITDA (Non-GAAP)  (21)  (17)  (14)     Cash Used in Operations  (43)  (108)  (26)    SG&A  59  54  46    Interest & Debt Expense, Net  46  46  45               Tronox ($ millions)  Dec 31, 2016    Gross Consolidated Debt  3,054    Debt, Net of Cash  2,806    Cash and Cash Equivalents   248    Liquidity  533    Blended Cost of Debt   5.6%     Debt Maturities and Financial Maintenance Covenants  No meaningful maturities until 2020; annual 1% payment on term loan  No financial maintenance covenants on term loan or high yield notes  48% of total indebtedness set at a fixed rate on Dec 31, 2016  ($ millions)   Tronox ($ millions)  FY 2016  Cash Interest  174  Capital Expenditures  119  DD&A  236  21

 TiO2 Operational Excellence On track to generate more than $600 million cash over 2015-2017    Cash from Cost Reductions and Working Capital Reductions for the three-year period 2015-2017           Versus 2014 Baseline  2015  2016  2017      Actual  Actual  Target     Cost Reduction   99  99       Less Cost to Deliver  (9)  (16)       Sustaining Cost Reduction  90  83        Incremental 2016 Cost Reductions     73        Cash Cost Reduction   90  156       Working Capital Reduction  98  142       Total Cash Generation  188  298   154                Cumulative Cash Cost Reduction  90  246  400      Cumulative Working Capital Reduction  98  240  240      Total Cumulative Cash Generation  188  486  640   Note: Excludes inflation, net non-cash LCM impacts and FX impacts  22

 $98    Maintenance, Supplies & Rentals  2016 TiO2 EBITDA Bridge                            $178  $38  EBITDA after Revenue impacts  OperationalExcellenceTotalCash  ($39)  2016ReportedTiO2 EBITDA  ($36)  Impact of Bringing Supplyin Line with Demand  ($42)  Other Items  $236  ($1)  FX on Revenue  $101  2015 ReportedTiO2 EBITDA  $215  NetNon-CashLCMImpacts  FX on Costs  Selling Prices  $316  SalesVolumesProduct Mix  ($105)  CashEBITDA  ($33)  ($ Millions)              Labor  $9  ($38)  $13  $38  $24  $27  Inflation   Outside Services  Raw Materials  $73    $65    Realized from 2015 Initiatives  $65  Net $73Realized from 2016 Initiatives  Energy  OE CashBalance Sheet--------------OE Cash Income Statement   Includes ~$12m of SG&A transferred from Corp     23

 2017 Perspectives  TiO2  TiO2 momentum generated in 2016 continues into 2017  Tight global supply-demand balance; pigment inventories, in aggregate, at or below normal at customer and producer levels  Matching pigment production to demand while keeping inventory at or below normal levels  Announced pigment price increase in December, our fourth announcement over a twelve month period   Ilmenite feedstock supply and price pressures and environmentally driven shutdowns continue for Chinese TiO2 producers   Ilmenite supply tightness and rising prices should provide support for rising high grade feedstock selling prices  Resulting cost pressures on non-integrated pigment producers provides motivation for further pigment price increases  Alkali  2017 another year of solid adjusted EBITDA and free cash flow delivery  2016 performance included a number of one-off items that impacted results in the second quarter   24

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